As filed with the Securities and Exchange Commission on October 19, 2018.

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OncoSec Medical Incorporated

(Exact name of registrant as specified in its charter)

Nevada	98-0573252
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

24 North Main Street
Pennington, NJ	08534

3565 General Atomics Court, Suite 100
San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

OncoSec Medical Incorporated 2011 Stock Incentive Plan

and

Stock Options and Restricted Stock Units

Granted as Employment Inducement Awards Outside of a Plan

(Full title of the plan)

Daniel J. O’Connor Chief Executive Officer OncoSec Medical Incorporated 5820 Nancy Ridge Drive San Diego, CA 92121 (855) 662-6732 (Name, address, and telephone number of agent for service)	With a copy to: Matthew W. Mamak, Esq. Alston & Bird LLP 90 Park Avenue New York, New York 10016 (212) 210-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [ ]
Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		proposed maximum offering price per share		proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $.0001 par value	5,312,222	(1)	$1.53	(2)	$8,127,700	(2)	$985.08

(1)	Represents shares of common stock, par value $0.0001 per share (the “Common Stock”), of OncoSec Medical Incorporated authorized for issuance pursuant to the grant or exercise of awards under the Company’s 2011 Stock Incentive Plan and pursuant to stock options and restricted stock units granted as employment inducement awards outside of a plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional securities that may be offered or issued in connection with any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of the Company’s common stock reported on the Nasdaq Capital Market on October 15, 2018.

PART I

INFORMATION REQUIRED IN The Section 10(a) Prospectus

(a) The documents containing the information specified in Part I of this Registration Statement will be sent or given to recipients of the awards as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, OncoSec Medical Incorporated (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Sara M. Bonstein, Chief Financial Officer/Chief Operating Officer, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2018;

(2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since July 31, 2018;

(3) The description of the Company’s common stock contained in its Registration Statement on Form 8-A filed with the Commission on May 27, 2015, including any amendments or reports filed for the purpose of updating such description; and

(4) All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Nevada Revised Statutes provide the Company with the power to indemnify any of its directors and officers. To be eligible for such indemnification, the director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, the Company’s best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Under applicable sections of the Nevada Revised Statutes, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes that he/she has met the standards and will personally repay the expenses if it is determined the director or officer did not meet the standards.

The Company’s Bylaws include an indemnification provision under which the Company must indemnify any of its directors or officers, or any of its former directors or officers, to the full extent permitted by law.

At present, there is no pending litigation or proceeding involving any of the Company’s directors or officers for which indemnification by the Company is sought, nor is the Company aware of any threatened litigation that is likely to result in claims for indemnification. The Company also maintains insurance policies that indemnify its directors and officers against various liabilities, including liabilities arising under the Securities Act, which may be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index, which is incorporated here by reference.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on October 19, 2018.

OncoSec Medical Incorporated

By:	/s/ Daniel J. O’Connor
Daniel J. O’Connor
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Daniel J. O’Connor and Sara M. Bonstein, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel J. O’Connor	Chief Executive Officer and President	October 19, 2018
Daniel J. O’Connor	(Principal Executive Officer) and Director

/s/ Sara M. Bonstein	Chief Financial Officer/Chief Operating Officer	October 19, 2018
Sara M. Bonstein	(Principal Financial and Accounting Officer)

/s/ Dr. Avtar Dhillon	Chairman of the Board of Directors	October 19, 2018
Dr. Avtar Dhillon

/s/ Dr. James DeMesa	Director	October 19, 2018
Dr. James DeMesa

/s/ Punit S. Dhillon	Director	October 19, 2018
Punit S. Dhillon

/s/ Gregory T. Mayes	Director	October 19, 2018
Gregory T. Mayes

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Document

4.1	OncoSec Medical Incorporated 2011 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, filed on January 12, 2018).

5.1	Opinion of Alston & Bird LLP.

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).

23.2	Consent of Mayer Hoffman McCann P.C.

24.1	Power of Attorney (included on signature page).